UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 29, 2012

(Date of earliest event reported)

C.H. ROBINSON WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-23189

Delaware	41-1883630
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

14701 Charlson Road, Eden Prairie, MN 55347

(Address of principal executive offices, including zip code)

(952) 937-8500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 29, 2012, C.H. Robinson Worldwide, Inc. (the “Company”) entered into a new credit agreement (the “Credit Agreement”) with a group of lenders named in the agreement and U.S Bank National Association (“U.S. Bank”), as Administrative Agent for such lenders, LC Issuer and Swing Line Lender. The Credit Agreement provides the Company with a $500 million senior unsecured revolving credit facility (the “Facility”). Amounts borrowed and repaid under the Facility may be re-borrowed, subject to customary conditions. The Credit Agreement contains an accordion feature under which the aggregate lending commitments can be increased from $500 million to $1 billion at the option of the Company, subject to the willingness of existing or new lenders to provide such additional commitments and certain other customary conditions. The Facility includes a committed $50 million letter of credit subfacility and an uncommitted $50 million swing line subfacility. The lenders’ commitments under the Facility will expire on October 29, 2017 and any loans outstanding on such date will mature and be payable in full on such date. The Company’s obligations under the Facility are required to be guaranteed by its material domestic subsidiaries.

A loan under the Facility, other than a swing line loan, will bear interest at a rate per annum equal to, at the Company’s option, either (i) the alternate base rate then in effect plus the applicable margin for base rate advances or (ii) a LIBOR-based rate for a one, two, three or six month interest period (or, if available to all lenders, a nine or twelve month interest period) as selected by the Company with respect to such loan plus the applicable margin for LIBOR advances. The alternate base rate is a rate per annum equal to the highest of (x) U.S. Bank’s prime rate, (y) the federal funds effective rate plus 0.05%, and (z) a LIBOR-based rate for a one month interest period (resetting daily) plus 1.00%. The applicable margin for base rate advances and LIBOR advances is determined by reference to the Company’s leverage ratio (i.e., the ratio of the Company’s consolidated funded debt to the Company’s consolidated total capitalization). The applicable margin for base rate advances ranges from 0% to 0.50%. The applicable margin for LIBOR advances ranges from 0.875% to 1.50%.

Swing line loans made under the Facility will bear interest at a rate per annum equal to, at the Company’s option, either (i) the alternate base rate then in effect plus an applicable margin to be mutually agreed to by the Company and the Swing Line Lender or (ii) a LIBOR-based rate for a one month interest period (resetting daily) plus an applicable margin to be mutually agreed to by the Company and the Swing Line Lender.

In addition, the Company will pay a commitment fee on the aggregate unused commitments under the Facility based on the Company’s leverage ratio. The commitment fee ranges from 0.10% to 0.20% per annum.

The Credit Agreement requires the Company to maintain its leverage ratio as of the end of each fiscal quarter at no more than 0.65 to 1.00. The Credit Agreement also contains other customary affirmative and negative covenants, including covenants that restrict the right of the Company and its subsidiaries to engage in mergers, sell or otherwise dispose of their assets, make acquisitions and other investments, and grant liens on their assets.

The Credit Agreement contains customary events of default, the occurrence of which would permit the lenders to terminate their commitments and accelerate the loans under the Facility, including failure to make timely payments under the Facility, failure to comply with covenants in the Credit Agreement and other loan documents, cross default to other material indebtedness of the Company or any of its material subsidiaries, failure of the Company or any of its material subsidiaries to pay or discharge material judgments, bankruptcy of the Company or any of its material subsidiaries, and change in control of the Company.

Certain of the lenders under the Facility and their respective affiliates have performed and may in the future perform various commercial banking, investment banking, underwriting and other financial services for the Company and its subsidiaries for which they have received and will receive customary fees. Morgan Stanley & Co. LLC, an affiliate of Morgan Stanley Bank, N.A., one of the lenders, has acted as the Company’s financial advisor in connection with the acquisition all of the issued and outstanding shares of Phoenix (as defined below in Item 2.01.)

The foregoing description of the Facility is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On November 1, 2012, the Company completed its acquisition (the “Acquisition”) of all of the issued and outstanding shares of Phoenix International Freight Services, Ltd. (“Phoenix”). The Acquisition was consummated in accordance with the terms and conditions of the previously announced Purchase Agreement (the “Agreement”) dated as of September 24, 2012 among Phoenix, all of Phoenix’s shareholders (the “Shareholders”), James William McInerney and Emil Sanchez, as the representatives of the Shareholders, and the Company.

The total consideration for the Acquisition was $571.5 million in cash and approximately $63.5 million in newly-issued shares of common stock of the Company. The Company intends to use advances under the Facility referenced in Item 1.01 to fund part of the cash consideration.

The Agreement has been included as an exhibit to this Current Report on Form 8-K to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Phoenix or the Shareholders. The Agreement contains representations and warranties that the parties made to each other as of a specific date. The assertions embodied in the representations and warranties in the Agreement were made solely for purposes of the Agreement and the transactions and agreements contemplated thereby among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from the standards of materiality generally applicable under the United States federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the Agreement.

The foregoing summary of the Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The discussion under Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired. Financial Statements required by this Item in connection with the Acquisition will be filed by amendment within the required time period.

(b)	Pro Forma Financial Information. Pro forma financial information required by this Item in connection with the Acquisition will be filed by amendment within the required time period.

(d)	Exhibits.

2.1	Purchase Agreement dated as of September 24, 2012 among Phoenix International Freight Services, Ltd., the Selling Shareholders party thereto, James William McInerney and Emil Sanchez, solely in their respective capacities as Selling Shareholder Representatives, and C.H. Robinson Worldwide, Inc.

10.1	Credit Agreement dated as of October 29, 2012 among C.H. Robinson Worldwide, Inc., the lenders party thereto and U.S. Bank National Association, as Administrative Agent for the Lenders, as Swing Line Lender and as LC Issuer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C.H. ROBINSON WORLDWIDE, INC.

By:	/s/ Ben G. Campbell
Ben G. Campbell
Vice President, General Counsel and Secretary

Date: November 1, 2012

Exhibit Index

2.1	Purchase Agreement dated as of September 24, 2012 among Phoenix International Freight Services, Ltd., the Selling Shareholders party thereto, James William McInerney and Emil Sanchez, solely in their respective capacities as Selling Shareholder Representatives, and C.H. Robinson Worldwide, Inc.

10.1	Credit Agreement dated as of October 29, 2012 among C.H. Robinson Worldwide, Inc., the lenders party thereto and U.S. Bank National Association, as Administrative Agent for the Lenders, as Swing Line Lender and as LC Issuer